http://www.gses.com

AT THE COMPANY
John V. Moran
Chief Executive Officer

FOR IMMEDIATE RELEASE

GSE Systems Announces Second Quarter 2010
Financial Results

Sykesville, Maryland, August 9, 2010--GSE Systems, Inc. (GSE) (NYSE Amex – GVP), a leading global provider of real-time simulation and training solutions to the power, process, manufacturing and Government sectors, reported that revenue for the three months ended June 30, 2010 was $11.8 million, a 10.5% increase from the revenue reported for the three months ended June 30, 2009 of $10.7 million.

GSE reported operating income of $751,000 for the second quarter of 2010 as compared to operating income of $658,000 in the second quarter of 2009.  Net income for the three months ended June 30, 2010 was $370,000 or $0.02 per common share on both a basic and diluted basis as compared to net income of $571,000 or $0.04 per common share on a basic basis and $0.03 per share on a diluted basis for the three months ended June 30, 2009.

The Company utilizes derivative instruments, specifically forward foreign exchange contracts, to manage market risks associated with the fluctuations in foreign currency exchange rates on foreign-denominated contract receivables. The Company is required to determine the fair value of its foreign exchange contracts at the end of each quarter, and the change in the fair value is recorded in net income. The quarterly gains or losses incurred from the changes in fair value will net out to zero upon the foreign exchange contract expiration. The use of these derivative instruments is intended to protect the Company’s customer contract values and margins at the time the contracts are signed and are not designed to speculate on the direction of any currency, up or down. Simply put, the derivative instruments are protecting against currency fluctuations in a way that, regardless of which way a given currency moves, the ultimate payments from foreign customers will translate to the originally agreed to amounts.

For the three months ended June 30, 2010, the Company incurred a $374,000 pretax non-cash loss on the change in fair value of its derivative instruments and the related mark-to-market adjustment of the related contract receivables.

GSE’s backlog as of June 30, 2010 was approximately $49.8 million compared to $53.9 million at December 31, 2009. Backlog is defined as the remaining value of signed contracts and does not include any value for contracts being negotiated or for contracts that have been signed since June 30, 2010. Therefore, the backlog of $49.8 million does not include roughly $7.0 million of the $15.0 million of new nuclear sector simulation awards announced in our July 6, 2010 and July 29, 2010 press releases. The $49.8 million backlog also does not include approximately $3.3 million of the $4.3 million of new non-nuclear awards announced on August 5, 2010.

“During the first half of 2010, GSE successfully executed a number of strategic initiatives.  In particular, I am referring to our acquisition of TAS Holdings Ltd., the formation of our Joint Venture in China with Beijing UNIS Investment Co., Ltd, and the award of our first U.S. based plant specific nuclear simulator for the Westinghouse AP1000 plant at Southern Company’s Vogtle site in Georgia.

“During the first half of 2010, we grew revenue nicely as compared to the first half of 2009, and we have recently announced over $19 million of new contract awards, of which $10 million was not included in our backlog at June 30, 2010.

“Our conventional power plant simulation sector is showing a strong rebound for both orders and proposal activity and our pipeline of training opportunities remains large and is progressing,” said John V. Moran, GSE’s Chief Executive Officer.

GSE will hold a conference call today at 4:30 p.m. Eastern Time to discuss results for the second quarter 2010.

Dial-In Number:  1-800-946-0774

Toll International:  1-719-457-2731

Topic:  GSE Systems, Inc. Second Quarter 2010 Earnings Conference Call

Conference #:  3285476

Please call the conference telephone number 5-10 minutes prior to the start time. An operator will register your name and organization and ask you to wait until the call begins.

A replay of the call also will be available via telephone after 7:30 p.m. Eastern Daylight Time on the same day and until August 16, 2010:

Toll-free replay number: 1-877-870-5176

International replay number: 1-858-384-5517

Replay Pin Number:  3285476

GSE Systems, Inc. provides training simulators and educational solutions. The Company has over three decades of experience, over 362 installations, and 100 customers in more than 40 countries.  Our software, hardware and integrated training solutions leverage proven technologies to deliver real-world business advantages to the energy, process, manufacturing and government sectors worldwide. GSE Systems is headquartered in Sykesville, Maryland located in the western suburbs of Baltimore, Maryland. Our global locations include offices in St. Marys and Augusta, Georgia; Tarrytown, New York; Nyköping, Sweden; Stockton-on-Tees, UK; and Beijing, China. Information about GSE Systems is available via the Internet at http://www.gses.com.

We make statements in this press release that are considered forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934. These statements reflect our current expectations concerning future events and results. We use words such as “expect,” “intend,” “believe,” “may,” “will,” “should,” “could,” “anticipates,” and similar expressions to identify forward-looking statements, but their absence does not mean a statement is not forward-looking. These statements are not guarantees of our future performance and are subject to risks, uncertainties, and other important factors that could cause our actual performance or achievements to be materially different from those we project. For a full discussion of these risks, uncertainties, and factors, we encourage you to read our documents on file with the Securities and Exchange Commission, including those set forth in our periodic reports under the forward-looking statements and risk factors sections. We do not intend to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

AT THE COMPANY INVESTOR RELATIONS CONTACT
John V. Moran Feagans Consulting Inc.
Chief Executive Officer Neal Feagans
Phone: 410-970-7801 Phone: 303-449-1184

GSE SYSTEMS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except share and per share data)
(unaudited)

	Three months ended		Six months ended
	June 30,		June 30,
	2010	2009	2010	2009

Contract revenue	$11,773	$10,650	$22,981	$18,778
Cost of revenue	8,125	8,037	16,188	13,736

Gross profit	3,648	2,613	6,793	5,042

Operating expenses	2,897	1,955	5,589	3,853

Operating income	751	658	1,204	1,189

Interest income, net	21	22	19	34
Gain (loss) on derivative instruments	(374)	194	(678)	207
Other income (expense), net	19	(111)	38	(221)

Income before income taxes	417	763	583	1,209

Provision (benefit) for income taxes	47	192	(236)	305

Net income	$370	$571	$819	$904

Basic income per common share	$0.02	$0.04	$0.04	$0.06
Diluted income per common share	$0.02	$0.03	$0.04	$0.05

Weighted average shares outstanding - Basic	18,944,843	16,004,731	18,940,148	15,991,108
Weighted average shares outstanding - Diluted	19,522,272	16,645,254	19,531,830	16,640,498

GSE SYSTEMS, INC. AND SUBSIDIARIES
Selected Balance Sheet Data
(in thousands)

	(unaudited)
	June 30, 2010	December 31, 2009

Cash and cash equivalents	$25,919	$25,270
Current assets	49,810	43,640
Total assets	57,939	49,520

Current liabilities	$18,049	$12,171
Long-term liabilities	1,035	206
Stockholders' equity	38,855	37,143